EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, JULY 27, 2018

ExxonMobil Earns $4 Billion in Second Quarter of 2018

•	Project milestones increasing confidence in long-term growth plans
•	Permian and Bakken production up 30 percent from same quarter last year
•	Eighth discovery offshore Guyana; acquires new interest and acreage in Brazil

				First
	Second Quarter			Quarter		First Half
	2018	2017	%	2018	%	2018	2017	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	3,950	3,350	18	4,650	-15	8,600	7,360	17

Earnings Per Common Share
Assuming Dilution	0.92	0.78	18	1.09	-16	2.01	1.73	16

Capital and Exploration
Expenditures	6,627	3,925	69	4,867	36	11,494	8,094	42

IRVING, Texas – July 27, 2018 – Exxon Mobil Corporation today announced estimated second quarter 2018 earnings of $4 billion, or $0.92 per share assuming dilution, compared with $3.4 billion a year earlier. Cash flow from operations and asset sales was $8.1 billion, including proceeds associated with asset sales of $307 million. During the quarter, the corporation distributed $3.5 billion in dividends to shareholders. Capital and exploration expenditures were $6.6 billion, up 69 percent from the prior year, reflecting key investments in Brazil, the U.S. Permian Basin and Indonesia.

Oil-equivalent production was 3.6 million barrels per day, down 7 percent from the second quarter of 2017. Excluding entitlement effects and divestments, liquids production increased as growth in the Permian and Bakken in the U.S. and Hebron in Canada more than offset decline and higher downtime driven by scheduled maintenance. Natural gas volumes decreased 10 percent, excluding entitlement effects and divestments, largely due to a continuing shift in U.S. unconventional development from dry gas to liquids and to downtime in Qatar, Australia, and Papua New Guinea.

“Key projects in Guyana, the U.S. Permian Basin, Brazil, Mozambique and Papua New Guinea are positioning us well to meet the objectives we outlined in our long-term earnings growth plans. The high quality of these resources, combined with our strengths in project execution and innovation, will generate strong value over time,” said Darren W. Woods, chairman and chief executive officer. “Second quarter results were primarily impacted by significant scheduled maintenance undertaken to support operational integrity. In addition, while we were pleased with the return of full production following the PNG earthquake, extended recoveries from first quarter operational incidents in the Downstream were disappointing. However, good progress was made during the second quarter in fully recovering from these incidents.”

Second Quarter 2018 Business Highlights
Upstream:
•	Crude prices strengthened in the second quarter, while natural gas prices were mixed.
•

U.S. tight oil growth in the Permian and Bakken continued, reaching over 250,000 oil‑equivalent barrels per day in the second quarter, an increase of 30 percent from the same period last year. The Hebron field in Canada continued to exceed expectations, ramping up to 25,000 oil‑equivalent barrels per day in the second quarter.

•

Natural gas volumes were impacted by lower seasonal demand in Europe, deliberate near-term shifting of investments in U.S. unconventionals from gas to liquids and downtime in LNG operations, notably in Qatar.

•

Production at Papua New Guinea returned to normal operations in April and reached record daily LNG production rates in June. Second quarter volume loss associated with the earthquake recovery was 17,000 oil‑equivalent barrels per day.

•	Scheduled maintenance activities were undertaken to support operational integrity, largely in Canada at Syncrude, Cold Lake and Kearl, impacting volumes and expenses in second quarter.
Downstream:
•	Global refining margins strengthened during the quarter due to higher industry refinery maintenance activity and increased seasonal petroleum product demand.
•

Overall throughput and earnings were impacted by heavy turnaround and maintenance activities during the quarter. Planned turnarounds were successfully completed at the refineries in Saudi Arabia, Port‑Jérȏme, France, Baytown and Beaumont, Texas, and Alberta, Canada. Unplanned maintenance, a majority of which was carried-in from the first quarter, was largely completed during the quarter.

•

Growth in higher-value sales of retail fuels in the U.S., Belgium, the Netherlands and Luxembourg, combined with record quarterly sales of Mobil 1 lubricants in the U.S. and China, resulted in improved earnings during the quarter.

•	Depreciation in the Euro and British pound relative to the U.S. dollar negatively impacted earnings.
Chemical:
•

ExxonMobil continued to make significant progress in growing the Chemical business. Second quarter sales were the highest since 2007, and new volumes in Singapore and the U.S. contributed more than 530,000 metric tons of sales during the quarter. This included an additional 145,000 metric tons of high‑performance products as the company continued to strengthen its leading position in this market.

•	Chemical margins weakened during the quarter as higher feed and energy costs outpaced stronger realizations.

Strengthening the Portfolio
•

ExxonMobil announced its eighth oil discovery offshore Guyana at the Longtail‑1 well, creating the potential for additional resource development in the southeast area of the Stabroek Block. ExxonMobil encountered approximately 256 feet (78 meters) of high-quality, oil-bearing sandstone.

•

The company continued to rapidly advance the Liza Phase 1 project with the start of development drilling offshore Guyana. Development drilling began in May for the first of 17 wells planned for Phase 1, laying the foundation for production startup in 2020. The company and its co-venturers have so far discovered estimated recoverable resources of more than 4 billion oil‑equivalent barrels on the Stabroek Block.

•

ExxonMobil completed the purchase of half of Equinor ASA’s interest in the BM-S-8 block offshore Brazil, which contains part of the pre-salt Carcara oil field. Production from the field is expected to start in 2023‑2024. The company also increased its holdings in Brazil’s pre-salt basins after winning the Uirapuru exploration block with co‑venturers Equinor ASA and Petrogal Brasil SA during Brazil’s fourth pre-salt bid round. ExxonMobil now has interests in 25 blocks offshore Brazil.

•

Qatar Petroleum agreed to partner with ExxonMobil by acquiring a 30 percent interest in two ExxonMobil affiliates, ExxonMobil Exploration Argentina SRL and Mobil Argentina SA, which hold interests in the Vaca Muerta unconventional shale oil and gas plays in Neuquén Province, Argentina. This agreement expands the successful partnership with Qatar Petroleum, and underscores the commitment to develop Argentina’s resources to further support domestic production.

•

ExxonMobil and Eni SpA announced that marketing efforts are underway for the Rovuma LNG project, which will produce, liquefy and sell natural gas from the Area 4 block offshore Mozambique. The company is in active negotiations on binding sales and purchase agreements for Rovuma LNG.

Investing for Growth
•

The company started production of hydrogenated hydrocarbon resin and halobutyl rubber at its integrated manufacturing complex in Singapore. The new resins plant is the world’s largest with a capacity of 90,000 metric tons per year, and the new 140,000-metric-ton-per-year butyl plant will produce premium halobutyl rubber used by manufacturers for tires that better maintain inflation and improve fuel economy.

•

ExxonMobil acquired PT Federal Karyatama, one of Indonesia’s largest manufacturers and marketers of motorcycle lubricants, which expands the company’s position in an important international market. The acquisition includes the Federal Oil brand and a 700,000-barrel-per-year blending plant in Cilegon, Indonesia.

•

ExxonMobil and SABIC announced the creation of a new joint venture to advance development of the Gulf Coast Growth Ventures project, a 1.8-million-metric-ton-per-year ethane cracker currently planned for construction in San Patricio County, Texas. The facility will also include a monoethylene glycol unit and two polyethylene units. Construction of the project is pending completion of the environmental permitting process. The plant is expected to be operational in the 2021-2022 timeframe.

•

ExxonMobil and Plains All American Pipeline LP have signed a letter of intent to pursue a joint venture to construct a pipeline system to transport crude oil and condensate from multiple locations in the U.S. Permian Basin to the U.S. Gulf Coast. The proposed common carrier pipeline system would be designed to ship more than 1 million barrels of crude oil and condensate per day, providing a safe, efficient and cost effective option to transport ExxonMobil and other third-party production to market destinations in Texas.

Advancing Innovative Technologies and Products
•

ExxonMobil announced it is progressing a multi-billion dollar project at its integrated manufacturing facility in Singapore to expand lubricant basestocks production to meet growing demand. The company plans to apply proprietary technologies to convert heavy by-products to high‑quality basestocks designed to help blenders achieve greater formulation flexibility and meet future lubricant performance expectations. Project startup is anticipated in 2023.

•

ExxonMobil announced greenhouse gas reduction measures that are expected to lead to significant improvements in emissions performance by 2020, including a 15 percent decrease in methane emissions and a 25 percent reduction in flaring compared with 2016. The company also announced its intention to improve its industry‑leading energy efficiency in refining and chemical manufacturing facilities. Since 2000, ExxonMobil has spent more than $9 billion on lower-emission energy solutions such as cogeneration, flare reduction, energy efficiency, biofuels, carbon capture and storage and other technologies.

Earnings and Volume Summary

Millions of Dollars	2Q	2Q
(unless noted)	2018	2017	Change	Comments
Upstream
U.S.	439	(183)	+622	Higher liquids prices and increased liquids volumes, partially offset by higher expenses
Non-U.S.	2,601	1,367	+1,234	Higher prices, partially offset by lower volumes and higher expenses reflecting increased maintenance activity
Total	3,040	1,184	+1,856	Prices +$2,380, downtime / maintenance -$230, lower volumes due to entitlements -$120, other -$170 including higher exploration and production expenses
Production (koebd)	3,647	3,922	-275

Liquids -57 kbd: net liquids growth of 25 kbd more than offset by divestments, lower entitlements and scheduled maintenance

Gas -1,307 mcfd: decline largely in U.S. aligned with value focus, higher downtime, lower entitlements and divestments

Downstream
U.S.	695	347	+348	Higher margins capturing crude differentials, sales growth, partially offset by downtime / maintenance
Non-U.S.	29	1,038	-1,009	Sales growth, more than offset by lower margins, downtime / maintenance, unfavorable foreign exchange impacts and lower divestment gains
Total	724	1,385	-661	Margins +$260, sales +$100, downtime / maintenance -$620, unfavorable foreign exchange impacts -$240, lower divestment gains -$130
Petroleum Product Sales (kbd)	5,502	5,558	-56

Chemical
U.S.	453	481	-28	Volume growth, more than offset by higher expenses
Non-U.S.	437	504	-67	Volume growth, more than offset by lower margins
Total	890	985	-95	Volume growth +$120, margins -$210, other -$10
Prime Product Sales (kt)	6,852	6,120	+732	Project growth and acquisitions

Corporate and financing	(704)	(204)	-500	Absence of favorable tax items, lower U.S. tax rate and higher pension-related costs; in line with expectations

Earnings and Volume Summary

Millions of Dollars	2Q	1Q
(unless noted)	2018	2018	Change	Comments
Upstream
U.S.	439	429	+10	Stronger liquids prices and higher liquids volumes, largely offset by higher expenses and lower gas prices
Non-U.S.	2,601	3,068	-467	Higher liquids prices, more than offset by absence of the Scarborough sale (-$366), downtime / maintenance and lower seasonal volumes
Total	3,040	3,497	-457	Higher prices +$540, lower divestment gains -$420, downtime / maintenance -$210, lower volumes due to seasonal demand -$180, other -$190
Production (koebd)	3,647	3,889	-242	Liquids -4 kbd: net liquids growth of +50 kbd, more than offset by scheduled downtime and divestment impacts Gas -1,425 mcfd: lower seasonal demand

Downstream
U.S.	695	319	+376	Higher margins and sales growth, partially offset by downtime / maintenance
Non-U.S.	29	621	-592	Higher margins and sales growth, more than offset by downtime / maintenance and unfavorable foreign exchange impacts
Total	724	940	-216	Higher margins +$630, sales +$50, downtime / maintenance -$620, unfavorable foreign exchange impacts -$210, other -$70
Petroleum Product Sales (kbd)	5,502	5,432	+70

Chemical
U.S.	453	503	-50	Volume growth, more than offset by higher expenses and lower margins
Non-U.S.	437	508	-71	Lower expenses, more than offset by unfavorable foreign exchange impacts and weaker margins
Total	890	1,011	-121	Volume growth +$50, lower margins -$90, unfavorable foreign exchange impacts -$50, other -$30
Prime Product Sales (kt)	6,852	6,668	+184	Project growth and acquisitions

Corporate and financing	(704)	(798)	+94	Favorable tax items and lower financing costs

Earnings and Volume Summary

Millions of Dollars	YTD	YTD
(unless noted)	2018	2017	Change	Comments
Upstream
U.S.	868	(201)	+1,069	Higher liquids prices, higher liquids volumes and favorable mix, partially offset by higher expenses
Non-U.S.	5,669	3,637	+2,032	Higher prices and the gain on the Scarborough sale ($366), partially offset by lower volumes and higher expenses
Total	6,537	3,436	+3,101	Prices +$3,830, downtime / maintenance -$350, lower volumes due to entitlements -$230, other -$150
Production (koebd)	3,768	4,036	-268

Liquids -87 kbd: growth in North America, more than offset by lower volumes from divestments, entitlements, and decline

Gas -1,090 mcfd: decline in U.S. aligned with value focus, higher downtime, lower entitlements and divestments

Downstream
U.S.	1,014	639	+375	Higher margins and sales growth, partially offset by downtime / maintenance
Non-U.S.	650	1,862	-1,212	Sales growth, more than offset by weaker margins, downtime / maintenance, unfavorable foreign exchange impacts and lower divestment gains
Total	1,664	2,501	-837	Margins +$230, sales +$120, downtime / maintenance -$670, unfavorable foreign exchange impacts -$220, lower divestment gains -$220, other -$80
Petroleum Product Sales (kbd)	5,467	5,477	-10
Chemical
U.S.	956	1,010	-54	Volume growth, more than offset by higher expenses
Non-U.S.	945	1,146	-201	Volume growth, more than offset by lower margins
Total	1,901	2,156	-255	Volume growth +$220, margins -$460, other -$20
Prime Product Sales (kt)	13,520	12,192	+1,328	Project growth and acquisitions
Corporate and financing	(1,502)	(733)	-769	Absence of favorable tax items, lower U.S. tax rate, and higher pension and financing related costs

Cash Flow from Operations and Asset Sales

Millions of Dollars	2Q
	2018	Comments
Net income including noncontrolling interests	3,986	Includes $36 million for noncontrolling interests
Depreciation	4,589
Changes in working capital	(1,333)	Mainly driven by inventory and seasonality in payables
Other	538	Includes pension fund impacts
Cash Flow from Operations (U.S. GAAP)	7,780
Asset sales	307
Cash Flow from Operations	8,087
and Asset Sales

Millions of Dollars	YTD
	2018	Comments
Net income including noncontrolling interests	8,769	Includes $169 million for noncontrolling interests
Depreciation	9,059
Changes in working capital	(982)	Mainly driven by inventory build
Other	(547)	Timing of equity company dividends partly offset by pension fund impacts
Cash Flow from Operations (U.S. GAAP)	16,299
Asset sales	1,748
Cash Flow from Operations	18,047
and Asset Sales

First Half 2018 Financial Updates

During the first half of 2018, Exxon Mobil Corporation purchased 5 million shares of its common stock for the treasury at a gross cost of $425 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on July 27, 2018. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of business plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including project plans, capacities, and timing; resource recoveries; earnings and volume growth; and emissions and flaring reductions could differ materially due to a number of factors. These include changes in supply and demand for oil, gas, and petrochemicals or other market conditions affecting the oil, gas, and petrochemical industries; reservoir performance; timely completion of new projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations; changes in law, taxes, or government regulation and timely granting of governmental permits; war and other political or security disturbances; the actions of competitors; unforeseen technical or operating difficulties; unexpected technological developments; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2017 Form 10-K. We assume no duty to update these statements as of any future date.

Forward-looking statements in this release regarding future earnings refer to plans outlined at ExxonMobil’s Analysts’ Meeting held on March 7, 2018. The growth figures presented at that meeting are not forecasts of actual future results but were intended to help quantify future potential and goals of management plans and initiatives. See the complete March 7, 2018 presentation available in archive form (including the Cautionary Statement and Supplemental Information included with that presentation) on the Investors page of our website at www.exxonmobil.com for more detailed information. That material includes a description of the assumptions underlying these potential growth estimates including a flat real oil price of $60 per barrel, downstream and chemical margins consistent with 2017 levels, and future gas prices consistent with our internal company plans, as well as a reconciliation of adjusted 2017 earnings used as a baseline.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown on page 8 and in Attachment V.

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include amounts that are not yet classified as “proved reserves” under SEC definitions, but which we believe will likely be moved into the “proved reserves” category and produced in the future. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
				Attachment I
Exxon Mobil Corporation
Second Quarter 2018
(millions of dollars, unless noted)
			First
	Second Quarter		Quarter	First Half
	2018	2017	2018	2018	2017
Earnings / Earnings Per Share
Total revenues and other income[1]	73,501	58,077	68,211	141,712	116,748
Total costs and other deductions	66,989	53,921	60,971	127,960	106,674
Income before income taxes	6,512	4,156	7,240	13,752	10,074
Income taxes	2,526	892	2,457	4,983	2,720
Net income including noncontrolling interests	3,986	3,264	4,783	8,769	7,354
Net income attributable to noncontrolling interests	36	(86)	133	169	(6)
Net income attributable to ExxonMobil (U.S. GAAP)	3,950	3,350	4,650	8,600	7,360

Earnings per common share (dollars)	0.92	0.78	1.09	2.01	1.73

Earnings per common share
- assuming dilution (dollars)	0.92	0.78	1.09	2.01	1.73

Exploration expenses, including dry holes	332	514	287	619	803

Other Financial Data
Dividends on common stock
Total	3,502	3,289	3,291	6,793	6,423
Per common share (dollars)	0.82	0.77	0.77	1.59	1.52

Millions of common shares outstanding
At period end				4,234	4,237
Average - assuming dilution	4,271	4,271	4,270	4,270	4,244

ExxonMobil share of equity at period end				187,222	179,178
ExxonMobil share of capital employed at period end				230,817	223,646

Income taxes	2,526	892	2,457	4,983	2,720
Total other taxes and duties	9,003	7,960	8,815	17,818	15,589
Total taxes	11,529	8,852	11,272	22,801	18,309
Sales-based taxes	5,507	4,799	5,281	10,788	9,415
Total taxes including sales-based taxes	17,036	13,651	16,553	33,589	27,724

ExxonMobil share of income taxes of
equity companies	655	569	740	1,395	1,216

[1] Effective December 31, 2017, the corporation revised its accounting policy election related to the reporting of sales-based taxes, which had no impact on earnings.  For more information, please refer to Note 2 in the Financial Section of ExxonMobil's Form 10-K for the period ended December 31, 2017.

				Attachment II

Exxon Mobil Corporation
Second Quarter 2018
(millions of dollars)
			First
	Second Quarter		Quarter	First Half
	2018	2017	2018	2018	2017
Earnings (U.S. GAAP)
Upstream
United States	439	(183)	429	868	(201)
Non-U.S.	2,601	1,367	3,068	5,669	3,637
Downstream
United States	695	347	319	1,014	639
Non-U.S.	29	1,038	621	650	1,862
Chemical
United States	453	481	503	956	1,010
Non-U.S.	437	504	508	945	1,146
Corporate and financing	(704)	(204)	(798)	(1,502)	(733)
Net income attributable to ExxonMobil	3,950	3,350	4,650	8,600	7,360

				Attachment III

Exxon Mobil Corporation
Second Quarter 2018

			First
	Second Quarter		Quarter	First Half
	2018	2017	2018	2018	2017
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	543	520	523	533	516
Canada / Other Americas	391	374	427	409	398
Europe	136	195	145	140	200
Africa	410	417	376	393	425
Asia	686	710	706	696	710
Australia / Oceania	46	53	39	43	52
Worldwide	2,212	2,269	2,216	2,214	2,301

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,591	3,083	2,576	2,583	3,047
Canada / Other Americas	226	203	211	219	209
Europe	1,136	1,442	2,542	1,835	2,102
Africa	9	4	9	9	5
Asia	3,393	3,867	3,568	3,480	3,837
Australia / Oceania	1,258	1,321	1,132	1,195	1,211
Worldwide	8,613	9,920	10,038	9,321	10,411

Oil-equivalent production (koebd)[1]	3,647	3,922	3,889	3,768	4,036

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

				Attachment IV

Exxon Mobil Corporation
Second Quarter 2018

			First
	Second Quarter		Quarter	First Half
	2018	2017	2018	2018	2017
Refinery throughput (kbd)
United States	1,529	1,601	1,518	1,524	1,611
Canada	364	358	408	386	378
Europe	1,384	1,521	1,495	1,439	1,488
Asia Pacific	714	664	720	717	658
Other	114	201	152	133	200
Worldwide	4,105	4,345	4,293	4,199	4,335

Petroleum product sales (kbd)
United States	2,215	2,187	2,128	2,171	2,171
Canada	514	494	484	499	494
Europe	1,595	1,653	1,574	1,585	1,595
Asia Pacific	814	755	795	804	731
Other	364	469	451	408	486
Worldwide	5,502	5,558	5,432	5,467	5,477

Gasolines, naphthas	2,216	2,265	2,215	2,216	2,214
Heating oils, kerosene, diesel	1,781	1,850	1,828	1,804	1,842
Aviation fuels	405	383	396	400	377
Heavy fuels	432	367	346	389	373
Specialty products	668	693	647	658	671
Worldwide	5,502	5,558	5,432	5,467	5,477

Chemical prime product sales,
thousand metric tons (kt)
United States	2,411	2,334	2,391	4,802	4,614
Non-U.S.	4,441	3,786	4,277	8,718	7,578
Worldwide	6,852	6,120	6,668	13,520	12,192

				Attachment V

Exxon Mobil Corporation
Second Quarter 2018
(millions of dollars)
			First
	Second Quarter		Quarter	First Half
	2018	2017	2018	2018	2017
Capital and Exploration Expenditures
Upstream
United States	1,752	756	1,248	3,000	1,460
Non-U.S.	3,103	2,030	2,511	5,614	4,445
Total	4,855	2,786	3,759	8,614	5,905
Downstream
United States	346	173	218	564	378
Non-U.S.	884	413	396	1,280	753
Total	1,230	586	614	1,844	1,131
Chemical
United States	414	414	343	757	802
Non-U.S.	119	121	122	241	230
Total	533	535	465	998	1,032

Other	9	18	29	38	26

Worldwide	6,627	3,925	4,867	11,494	8,094

Cash flow from operations and asset sales (millions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	7,780	6,947	8,519	16,299	15,120
Proceeds associated with asset sales	307	154	1,441	1,748	841
Cash flow from operations and asset sales	8,087	7,101	9,960	18,047	15,961

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92

[1] Computed using the average number of shares outstanding during each period.